JOINT FILER INFORMATION
Name:	Urstadt Property Company, Inc.

Address:	2 Park Place, Bronxville, New York 10708

Designated Filer:	Charles J. Urstadt

Issuer & Ticker Symbol:	Urstadt Biddle Properties Inc. (UBP)
(Common Stock)

Date of Event	January 25, 2016
Requiring Statement:

Signature:	Urstadt Property Company, Inc.

X
By:	Charles J. Urstadt, Chairman
by Thomas D. Myers as Attorney in Fact